EXHIBIT 5


                                                     Madrid, November 15, 2001



Terra Networks, S.A.
Via de las Dos Castillas, 33
Complejo Atica, Edificio 1
Pozuelo de Alarcon
28223 Madrid
Spain

Re:  The Terra Networks, S.A. Stock Option Plan

Dear Sir/Madam:


     I am general counsel of Terra Networks, S.A., a corporation (sociedad anonima) organized under the laws of the Kingdom of Spain (the "Company"), and have advised the Company in connection with the offer of ordinary shares of the Company nominal value Euro2.00 per share (the "Shares") under the Terra Networks, S.A. Stock Option Plan (the "Plan"), which consists of Phase I of the Plan, Phase II of the Plan, and the U.S. Program under Phase II of the Plan, to be registered pursuant to a Registration Statement on Form S-8 (the "Registration Statement").

     I have examined the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records of the Company and such other documents and certificates, and made such inquiries with officers of the Company as I have deemed necessary as a basis for the opinions hereinafter expressed. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents admitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based upon and subject to the foregoing, I am of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation with limited liability under the laws of Spain.

2. The Shares have been duly authorized by a resolution of the General Shareholders' Meeting as requisite corporate action on the part of the Company.

3. The Shares are fully paid, non assessable and validly issued under the existing laws of Spain, which is the jurisdiction in which the Company is incorporated and in which the principal place of business of the Company is located.

     The opinions here rendered are limited to matters of Spanish law, and I do not purport to pass on any question arising under the laws of any jurisdiction other than the laws of Spain in force as of the date hereof.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            /s/ Jose F. Mateu Isturiz
                                            ------------------------------------
                                            Jose F. Mateu Isturiz
                                            General Counsel and Secretary
                                            to the Board of Terra Networks, S.A.